Exhibit 99.1

Inventergy Amends Debt Agreement with Fortress

Agreement Provides Near-Term Cash Flow Relief and Additional Operating Funds

CAMPBELL, CA -- (Marketwired) – August 25, 2016 -- Inventergy Global, Inc. (NASDAQ: INVT) (“Inventergy”), an intellectual property licensing company, announced today that it has successfully amended its debt agreement with Fortress Investment Group.

As part of the amendment, Inventergy was provided a moratorium on monthly debt amortization payments until September 30, 2016. Inventergy will also not be required to maintain a minimum cash balance of $1 million until September 30, 2016, and was allowed to retain the majority of the cash from a recently received license installment payment. Additional information about the terms of the amendment is available in the Form 8-K filed by Inventergy with the Securities and Exchange Commission and available at www.sec.gov.

Joe Beyers, Chairman and CEO of Inventergy said, "With the support from Fortress, we have been able to collaboratively restructure the debt agreement to provide us more flexibility in executing on our long-term goals. Fortress has been a solid business partner and recognizes that this near-term cash flow relief during our monetization discussions with third parties is critical to our mutual success. We anticipate meaningful results in the coming weeks.”

About Inventergy Global, Inc.

Inventergy Global, Inc. is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 and other technology companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements, estimates, forecasts and projections with respect to future performance and events, which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent and belief or current expectations of the Company and its affiliates and subsidiaries and their respective management teams. These statements may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "should," "seek" and similar expressions and include any projections or estimates set forth herein. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, that actual results may differ materially from those projected in the forward-looking statements.

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